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                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT
                             (Steven J. Mencarini)

THIS EMPLOYMENT AGREEMENT is hereby made as of June 19, 1997, by and between Steven J. Mencarini, hereinafter referred to as the "Employee," and MLC HOLDINGS, INC., a Delaware corporation, whose principal place of business is located at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 22190, hereinafter referred to as the "Employer."

        RECITALS:

A. The Employer is engaged in the business of specialized asset financing with a focus on the leasing of information technology equipment and services.

B.      The Employee has substantial experience in the business of the Employer.

C. The Employer desires to secure the services of the Employee, and the Employee is willing to be employed as Senior Vice President and Chief Financial Officer of the Employer and Senior Vice President of its subsidiaries, including without limitation MLC Group, Inc. and MLC GATX, Inc. (hereinafter, collectively, the "Company"), on the terms, covenants and conditions hereinafter set forth.

THEREFORE, in consideration of the mutual promises and agreements hereinafter set out, the Employer and the Employee agree as follows:

1. Employment. The Employer hereby employs, engages, and hires the Employee, and the Employee hereby accepts employment with the Employer as set forth herein to render such services for the Employer as determined by the Board of Directors of the Employer. The Employee accepts and agrees to such hiring, engagement and employment, subject to the general supervision and pursuant to the orders, advice and direction of the directors of the Employer.

2. Extent of Efforts; Other Employment. The Employee agrees that the Employee shall devote his entire productive time and attention to the business affairs of the Employer and, to the best of the Employee's ability, experience and talents, shall perform all of the duties that may be required of and from the Employee pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Employer. The Employee shall not engage in any other employment duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any person or organization, whether for compensation or otherwise, without the prior written consent of the Employer's Board of Directors. This paragraph 2 shall not prohibit the making of passive, personal investments, nor the conduct to a reasonable extent of private business affairs if those activities do not interfere with the services required under this Agreement. [The Employer agrees to waive the corporate opportunity doctrine for any endeavor that might be brought to Employee except those which relate to the business of Employer.

3.  Term and Termination of Employment.

A. Term - Subject to the provisions of Section 3(B), the "Term" of the Employee's employment shall be three (3) years, commencing on June 19, 1997 (the "Effective Date"), and shall renew automatically for successive one (1) year periods unless a party hereto provides written notice to terminate to the other party prior to thirty (30) days before the end of the original period or any successive period.

B. Termination - This Agreement shall automatically terminate upon the occurrence of any of the following events:

           (i)   The death of the Employee;

           (ii) The "Permanent Disability" (hereinafter defined) of the Employee; or

(iii) Written notice from the Board of Directors to the Employee of his termination for "Cause" (hereinafter defined).






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As used herein, "Permanent Disability" means any mental or physical illness or disability continuing for a period of more than six (6) consecutive months which renders the Employee unable to perform his duties and services hereunder in a satisfactory manner. In the event of any disputes over the existence or commencement of such disability, the issue shall be determined by a qualified physician mutually agreed to by the Employer and the Employee , or, if applicable, the Employee's legal representative. The determination of such physician shall be conclusive and binding on the parties hereto.

As used herein, "Cause" means: gross neglect of duty, prolonged absence from duty without the consent of the Employer, the acceptance by the Employee of a position with another employer without consent, intentionally engaging in any activity which is in conflict with or adverse to the business or other interests of the Company, willful misconduct on the part of the Employee, misfeasance or malfeasance of duty causing a violation of any law which is reasonably determined to be detrimental to the Company, breach of a fiduciary duty owed to the Company or any material breach of this Agreement by the Employee which has not been corrected by the Employee within (30) days after his receipt of notice of such breach from the Employer.

4. Compensation of the Employee. As the Employee's entire compensation (exclusive of director's fees, if any) for all services rendered to the Employer during the term of this Agreement, the Employee shall have and receive, subject to withholding and other applicable employment taxes:

A. Commencing on the first day of the first month immediately following the Effective Date (the "Salary Commencement Date"), a "basic salary" at the rate of One Hundred Twenty Five Thousand and 00/100 Dollars ($125,000) per annum, payable in cash or good check, not less frequently than monthly and not later than the last day of the month in question; provided, however, that the rate of such salary shall be reviewed by the Board of Directors of the Employer not less often than annually and may be increased (but not decreased) at each yearly renewal date. Prior to the Salary Commencement Date, the Employee shall continue to receive his basic salary as in effect on the date of this Agreement.

B. Bonus compensation over and above the basic salary in such amount and pursuant to such criteria as shall be determined by Philip G. Norton and Bruce
M. Bowen in their sole and absolute discretion, but not to exceed Twenty Five Thousand and 00/100 Dollars ($25,000) for any fiscal year.

C. The right to receive or participate in any additional "fringe" benefits, including but not limited to insurance programs and pension or profit-sharing plans, which may from time to time be made available to executives of the Employer.

     5.  Facilities and Expenses.

A. The Employer shall provide the Employee with a private office, office equipment, supplies and other facilities and services consistent with the current practices of the Employer, and suitable to the Employee's position and adequate for the performance of his duties.

B. The Employee may be authorized from time to time to incur reasonable expenses for promoting the business of the corporation, including expenses for entertainment, travel, and similar items. The Employer will reimburse the Employee for all such authorized expenses upon the presentation by the Employee of an itemized account of such expenditures. The Employee shall provide the Employee's own personal transportation, except for such times as the Employee is using the Employer-owned vehicles for official business.

6. Reimbursement of Disallowed Expenses. If any salary payment, medical reimbursement, employee fringe benefit, expense allowance payment, or other expense incurred by the Employer for the benefit of the Employee is disallowed, in whole or in part, as a deductible expense of the Employer for federal income tax purposes, the Employee shall reimburse the Employer upon notice and demand, to the full extent of the disallowance. This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115 and is for the purpose of entitling the Employee to a business expense deduction for the taxable year in which the repayment is made to the Employer.

         7. Vacation and Sick Leave.





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A.  The Employee shall accrue three (3) weeks vacation each calendar year and may take such vacation at times to be determined in the manner most convenient to the business of the Employer. In addition, the Employee may take time off at such times as may be determined by the Board of Directors to attend such meetings and postgraduate courses as may directly benefit the Employer and the Employee. Unused days of vacation may not be carried over to future years. In addition, the Employee may take as holidays five (5) days of the Employee's choosing, so long as it is convenient to and approved by the Employer.

B. The Employee shall accrue one (1) day sick leave in each calendar month, not to exceed a total of thirty (30) days. Unused days of sick leave may not be carried over to future years. Any date used for the purpose of determining the date of permanent or partial disability under this Agreement shall be postponed until such time as all of the Employee's sick leave shall be exhausted.

8. Illness or Incapacity. If the Employee becomes unable to devote the Employee's full time to the business of the Employer because of illness or incapacity during the term of this Agreement, then during such period of illness or incapacity, the Employee's compensation shall be as follows:

A. For the first six (6) months thereof--One Hundred percent (100%) of the compensation provided for by paragraph 4 of this Agreement.

B.  If the Employee shall not have resumed the Employee's duties within the six
(6) month period specified above, then the Employee's compensation hereunder shall be terminated as of the end of the six (6) month period, and the Employer shall have no further financial obligation to the Employee.

9. Death During Employment. If the Employee dies during the term of the Employee's employment, the Employer shall pay to the estate of the Employee the basic salary which would otherwise be payable to the Employee up to the end of the month in which the Employee's death occurs, not including any bonuses. The Employer shall have no further financial obligations to the Employee or to the Employee's estate under the terms of this Agreement.

    10.  Non-Competition Agreement.

During the duration of this Agreement and any extensions or renewals hereof and for a period of one (1) year after the later of (i) the date this Agreement is terminated by the Employer for cause or by voluntary termination by the Employee, or (ii) the expiration of this Agreement at the end of the initial or any renewal term or extensions thereof, the Employee agrees as follows:

A.  The Employee agrees that the Employee shall not:

(i) in any capacity whatsoever, whether as a proprietor, partner, investor, corporate stockholder, director, officer, employee, consultant, independent contractor, co-venturer, employer, agent, representative, or otherwise, own, engage directly or indirectly in, or be interested in a business or business activities competing with the Employer in the United States;

(ii) in any capacity whatsoever, whether as a lender, guarantor, accommodation party, financier, investor, or otherwise, assist or attempt to assist with respect to the providing of capital needs, borrowing needs, or credit needs of any person, persons or entities of every nature and description, other than the Employer, who or which shall be engaged in, or intend to be engaged in, a business or business activities competing with the Employer in the United States.

B. The Employee hereby agrees that the Employee will not at any time disclose to any person, individual or entity, who or which is, or reasonably may be expected to be, in competition with the Employer in the United States, any confidential information or trade secrets of the Employer, the contents of any client lists of the Employer, or the general needs of any client or other contracting parties with the Employer; provided, however, the foregoing shall not prevent such Employee from responding to the request of a governmental agency or pursuant to a court order or as otherwise required by law.

C. The Employee hereby agrees that the Employee shall not at any time after execution of this Agreement, interfere with, solicit, or disrupt the relationship, contractual or





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otherwise, between the Employer and its clients, suppliers, agents, consultants, officers or employees.

D. The Employee acknowledges (i) that the foregoing provisions are reasonable as to time and areas as to which their activities are to be restricted, (ii) that the Employee understands the same and intends to be fully bound with respect thereto, and (iii) that such limitations upon the Employee's activities for the time and in the designated market area shall not prevent the Employee from earning a reasonable livelihood during the two year period following the termination or expiration of this Agreement.

E. Recognizing that a breach of any covenant contained in Section 10 hereof would cause the Employer irreparable injury and that damages at law would be difficult to ascertain, the Employee hereby consents to the granting of equitable relief (without the posting of any bond by the Employer) by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of any covenant contained in Section 10 hereof. Employee shall only be liable for actual monetary damages to the Company, and not any consequential or punitive damages for any breach of any covenant of Section 10 hereof.

11. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements or covenants were not contained herein.

12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, to the parties at the following addresses:

TO THE EMPLOYER:

MLC Holdings, Inc. 11150 Sunset Hills Road Suite 110 Reston, Virginia 22190

TO THE EMPLOYEE:

Steven J. Mencarini, 1921 Batten Hollow Road, Vienna, VA 22182

13. Assignment. This Agreement is personal to each of the parties hereto and neither may assign or delegate any of the party's rights or obligations hereunder without first obtaining the written consent of the other party.

14.     Miscellaneous.

A. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

B. This Agreement shall be governed in all respects by the laws of or applicable to the State of Delaware. The paragraph headings in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

C. This contract contains the complete agreement concerning the employment arrangement between the parties and shall, as of the commencement of the term of employment hereunder, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this Agreement or any representations, including the execution and delivery hereof, except such representations as are specifically set forth herein, and each of the parties acknowledges that the party has relied on the party's own judgment in entering into this Agreement.

D. The waiver by the Employer of a breach of any condition of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as the date first above written.

EMPLOYER:

MLC HOLDINGS, INC., a Delaware corporation





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By
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    Phillip G. Norton, President

EMPLOYEE:



By:
   ------------------------------------
    Steven J. Mencarini





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